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BlackRock Innovation and Growth Term Trust

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Boaz R. Weinstein retweeted the following message to his X account:

As I have stated before, the two crazy parts of this is

1) BlackRock has a fiduciary to do what is best for fund shareholder but they keep fighting in court proposals that actually benefit shareholders

2) this is common sense. Shareholders rights are not some holistic practice. It’s the underlying foundation that makes American markets better than any other countries. BlackRock is literally creating obstacles that squash shareholders rights

Boaz R. Weinstein also posted the following message to his X account:

From @Blackrock: “Today’s unilateral and arbitrary decision by Board of Education Chair Aaron Kinsey jeopardizes Texas schools and the families who have benefited from BlackRock’s consistent long-term outperformance for the Texas Permanent School Fund.”

Um, $BIGZ shareholders beg to differ. @BlackRock lost $3bn of their money in just 3 years, nearly $300mm from the discount which they continue to stymie shareholders from fixing. The chart below is from their own annual report vs their benchmark.